Exhibit 99.1

Power Solutions International, Inc.                     201 Mittel Dr.

Wood Dale, IL 60191

www.psiengines.com

POWER SOLUTIONS INTERNATIONAL, INC. FIRST QUARTER 2013 RESULTS

Net sales up 9% year over year

Net loss of $2,927,000 or $0.32 loss per diluted common share

Adjusted net income of $1,919,000 or $0.21 earnings per diluted common share, which excludes warrant revaluation impacted by rising stock price

Wood Dale, IL – May 9, 2013—Power Solutions International, Inc. (OTCBB: PSIX), a leader in the design, engineering and manufacture of emissions-certified alternative-fuel and conventional power systems, today announced its financial results for the quarter ended March 31, 2013.

First Quarter 2013 Results

Net sales for the first quarter of 2013 were $52,576,000, an increase of 9% from $48,072,000 in the first quarter of 2012, and a sequential increase from the fourth quarter of 2012. The Company saw particularly strong growth in power generation sales aided by increased demand for its larger power systems.

Operating income was $3,080,000, an increase of 1.4% from $3,036,000 in the first quarter of 2012, and an increase of 2.2% from $3,014,000 in the fourth quarter of 2012. Operating margin of 5.9% in the current quarter compares to 6.3% from the comparable prior year period, and compares to 5.7% from the fourth quarter of 2012.

Other expense for the first quarter included a non-cash charge of $4,846,000 (or $0.53 loss per diluted common share) resulting from an increase in the estimated fair value of the liability associated with the warrants issued in the Company’s April 2011 private placement. The increase in the estimated fair value of this warrant liability was directly related to the increase in the Company’s stock price in the current quarter.

The net loss for the first quarter of 2013, which included the warrant revaluation adjustment, was $2,927,000 or $0.32 loss per diluted common share. This compares to net income of $1,150,000 or $0.13 earnings per diluted common share for the first quarter of 2012, which also includes a warrant revaluation adjustment.

Net income for the first quarter of 2013 adjusted to remove the warrant revaluation impact was $1,919,000 or $0.21 earnings per diluted common share. This compares to adjusted net income for the first quarter of 2012 of $1,743,000 or $0.19 earnings per diluted common share.

Summary of Diluted EPS Attributable to Common Stockholders

“Adjusted” removes the impact of warrant revaluation and facility consolidation costs

	Q1 2013	Q4 2012	Q1 2012	Seq. Growth	Y/Y Growth
EPS	$(0.32)	$0.08	$0.13	N/A	N/A
Adjusted EPS	$0.21	$0.21	$0.19	0%	11%

Adjusted earnings per diluted common share for the fourth quarter of 2012, as depicted in the table above, includes the impact of the warrant revaluation adjustment of $1,104,000 (or $0.12 earnings per diluted common share) and an adjustment to remove costs of $206,000 ($124,000 after tax or $0.01 earnings per diluted common share) incurred in connection with the relocation of the Company’s production, warehousing and administrative offices into new facilities. The first quarter of 2013 and 2012 do not include any facility consolidation costs.

“We are pleased with our performance this quarter with sales up 9% and solid gross margin expansion to 17.4%,” stated Gary Winemaster, Chairman and Chief Executive Officer of Power Solutions International, Inc. “Our industrial markets remain strong and we believe market conditions are present to execute to our plan in 2013. At the same time, we are continuing to make important investments in our business, for both on-road and off-road markets in preparation for a much stronger growth acceleration in 2014. We reiterate our sales target for 2013 to be in a range of $225 to $235 million. Sales in 2014 are targeted to be in a range of $310 to $330 million.”

First Quarter Earnings Results Conference Call

The Company will discuss its financial results and outlook in a conference call on May 9, 2013 at 3:30 PM CDT. Gary Winemaster, Chief Executive Officer, Eric Cohen, Chief Operating Officer, and Daniel Gorey, Chief Financial Officer, will host the call. Investors in the U.S. interested in participating in the live call should dial +1 (888) 466-4518, and reference passcode 4812897. (Those calling from outside the U.S. should dial +1 (719) 457-2651.) A telephone replay will be available approximately two hours after the call concludes through May 27, 2013 by dialing from the U.S. +1 (877) 870-5176, or from international locations +1 (858) 384-5517, also entering passcode 4812897. A simultaneous live webcast will be available on the Investor Relations section of the Company’s website at http://www.psiengines.com. The webcast will be archived on the website for one year.

About Power Solutions International, Inc.

Power Solutions International, Inc. (PSI) is a leader in the design, engineering and manufacture of emissions-certified, alternative-fuel power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers in the industrial and on-road markets. The company’s unique in-house design, prototyping, engineering and testing capacities allows PSI to customize clean, high-performance engines that run on a wide variety of fuels including natural gas, propane, biogas, diesel and gasoline.

PSI develops and delivers complete .97 to 22 liter power systems, including the new 8.8 liter engine aimed at the industrial and on-road markets including; medium duty fleets, delivery trucks, school buses and garbage/refuse trucks. PSI power systems are currently used worldwide in power generators, forklifts, aerial lifts, and industrial sweepers, as well as in oil and gas, aircraft ground support, agricultural and construction equipment.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the current expectations of Power Solutions International, Inc. (the “Company”) about its prospects and opportunities, including the statements regarding the Company’s 2013 and 2014 sales targets. The Company has tried to identify these forward looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “would,” “should,” “forecast,” “believe,” “guidance,” “projection,” “target” or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties and other important factors could cause the Company’s actual results to differ materially from those expressed in, or implied by, the forward-looking statements, including, without limitation, the development of the market for alternative fuel power systems, technological and other risks relating to the Company’s development of its new 8.8 liter engine, introduction of other new products and entry into on-road markets (including the risk that these initiatives may not be successful), the significant strain on the Company’s senior management team, support teams, manufacturing lines, information technology platforms and other resources resulting from rapid expansion of the Company’s operations, changes in environmental and regulatory policies, significant competition, global economic conditions (including their impact on demand growth) and the Company’s dependence on key suppliers. For a detailed discussion of factors that could affect the Company’s future operating results, please see the Company’s filings with the Securities and Exchange Commission, including the disclosures under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Non-GAAP Financial Measures and Reconciliations

As used herein, “GAAP” refers to generally accepted accounting principles in the United States. The Company uses certain numerical measures in this press release which are or may be considered “Non-GAAP financial measures” under Regulation G. The Company has provided below for your reference supplemental financial disclosure for these measures, including the most directly comparable GAAP measures and associated reconciliations.

Reconciliation of Net (Loss) Income to Adjusted Net Income

(Dollar amounts in 000’s)

	Three months ended March 31, 2013	Three months ended March 31, 2012
Net (loss) income	$(2,927)	$1,150
Non-cash expense from warrant revaluation	4,846	593

Adjusted Net Income	$1,919	$1,743

Reconciliation of Diluted EPS to Adjusted Diluted EPS
	Three months ended March 31, 2013	Three months ended March 31, 2012
(Loss) earnings per diluted common share	$(0.32)	$0.13
Non-cash expense from warrant revaluation	0.53	0.06

Adjusted earnings per diluted common share	$0.21	$0.19

The Company believes supplementing its consolidated financial statements presented in accordance with GAAP with non-GAAP measures provides investors with useful information regarding the Company’s short-term and long-term trends. Adjusted net income and adjusted earnings per diluted common share are derived from GAAP results by excluding the non-cash impact related to the change in the estimated fair value of the liability associated with the warrants issued in the Company’s April 2011 private placement. The Company excludes this non-operating, non-cash impact, as the Company believes it is not indicative of its core operating results or future performance. The warrant revaluation results from facts and circumstances that fluctuate in impact and is excluded by management in its forecast and evaluation of the Company’s operational performance.

Adjusted net income, adjusted earnings per diluted common share and other non-GAAP financial measures used and presented by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or as superior to, financial performance measures prepared in accordance with GAAP.

Contact:

Power Solutions International, Inc.

Dan Gorey

Chief Financial Officer

+1 (630) 451-2290

dan.gorey@psiengines.com

ICR, LLC

Gary Dvorchak

Senior Vice President

+1 (310) 954-1123

gary.dvorchak@icrinc.com

Power Solutions International, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollar amounts in thousands, except per share amount)

	March 31, 2013	December 31, 2012
ASSETS
Current assets
Cash	$295	$543
Accounts receivable, net	36,687	37,480
Inventories, net	41,546	39,968
Prepaid expenses and other current assets	1,568	1,910
Deferred income taxes	2,176	2,176

Total current assets	82,272	82,077

Property, plant, & equipment, net	7,828	7,145
Other noncurrent assets	1,373	1,543

Total assets	$91,473	$90,765

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$22,107	$26,579
Income taxes payable	1,988	1,074
Accrued liabilities	4,346	5,011

Total current liabilities	28,441	32,664

Revolving line of credit	31,945	30,942
Deferred income taxes	136	136
Private placement warrants	7,055	3,666
Other noncurrent liabilities	628	623

Total liabilities	68,205	68,031

Commitments and contingencies	—	—
Stockholders’ equity
Series A convertible preferred stock —$0.001 par value. Authorized: 114,000 shares. Issued and outstanding: -0- shares at March 31, 2013 and December 31, 2012.	—	—
Common stock—$0.001 par value. Authorized: 50,000,000 shares. Issued: 10,047,546 and 9,909,212 shares at March 31, 2013 and December 31, 2012, respectively. Outstanding: 9,216,621 and 9,078,27 shares at March 31, 2013 and December 31, 2012, respectively.	10	10
Additional paid-in-capital	14,323	10,862
Retained earnings	13,185	16,112
Treasury stock, at cost, 830,925 shares at March 31, 2013 and December 31, 2012.	(4,250)	(4,250)

Total stockholders’ equity	23,268	22,734

Total liabilities and stockholders’ equity	$91,473	$90,765

Power Solutions International, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollar amounts in thousands, except per share amounts)

	Three months ended March 31, 2013	Three months ended March 31, 2012
Net sales	$52,576	$48,072
Cost of sales	43,407	39,843

Gross profit	9,169	8,229

Operating expenses:
Research & development and engineering	1,771	1,727
Selling and service	1,880	1,702
General and administrative	2,438	1,764

Total operating expenses	6,089	5,193

Operating income	3,080	3,036

Other expense:
Interest expense	194	227
Other expense, net	4,846	628

Total other expense	5,040	855

(Loss) income before income taxes	(1,960)	2,181
Income tax provision	967	1,031

Net (loss) income	$(2,927)	$1,150

Weighted-average common shares outstanding:
Basic	9,100,111	9,064,537
Diluted	9,100,111	9,064,537
(Loss) earnings per common share
Basic	$(0.32)	$0.13

Diluted	$(0.32)	$0.13

Power Solutions International, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollar amounts in thousands)

	Three months ended March 31, 2013	Three months ended March 31, 2012
Cash flows from operating activities
Net (loss) income	$(2,927)	$1,150
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	364	232
Deferred income taxes	—	(308)
Equity based compensation expense	207	—
Increase (decrease) in accounts receivable allowances	(16)	42
Increase in valuation of private placement warrants	4,846	593
Loss on disposal of assets	—	36
(Increase) decrease in operating assets:
Accounts receivable	809	1,896
Inventories	(1,578)	(8,820)
Prepaid expenses and other current assets	503	(522)
Increase (decrease) in operating liabilities:
Accounts payable	(4,852)	8,089
Accrued liabilities	(665)	(246)
Income taxes payable	914	1,184
Other noncurrent liabilities	14	(26)

Net cash (used in) provided by operating activities	(2,381)	3,300

Cash flows from investing activities
Purchases of property, plant and equipment	(667)	(345)

Net cash used in investing activities	(667)	(345)

Cash flows from financing activities
(Decrease) in cash overdraft	—	(3,780)
Increase in revolving line of credit	1,003	1,085
Proceeds from exercise of private placement warrants	1,797	—
Payments on long-term debt and capital lease obligations	—	(6)
Cash paid for transaction and financing fees	—	(98)

Net cash provided by (used in) financing activities	2,800	(2,799)

Net change in cash	(248)	156
Cash at beginning of period	543	—

Cash at end of period	$295	$156

Supplemental disclosures of cash flow information
Cash paid for interest	$201	$189
Cash paid for income taxes	55	155